Exhibit 3.1
AMENDMENT
TO THE
AMENDED ARTICLES OF INCORPORATION OF FIRSTENERGY CORP.

Effective January 22, 2018
RESOLVED, that the Board of Directors of FirstEnergy Corp., an Ohio corporation, with its principal office located at Akron, Summit County, Ohio (the “Corporation”), pursuant to the authority conferred upon the Board of Directors by Part B of ARTICLE IV and ARTICLE V of the Amended Articles of Incorporation of the Corporation and by Section 1701.70(B)(1) of the Ohio Revised Code, hereby adopts the following amendment to its Amended Articles of Incorporation, as amended to date, establishing the terms of a series of shares of Preferred Stock of the Corporation, designated as the Series A Convertible Preferred Stock; and
FURTHER RESOLVED, that the Amended Articles of Incorporation of the Corporation be amended by adding a new Part D of ARTICLE IV, which consists of the following and which shall constitute a Preferred Stock Designation (as defined in the Amended Articles of Incorporation of the Corporation):
D. Convertible Preferred Stock.
1.    Designation and Number of Shares. A series of Preferred Stock shall be designated as “Series A Convertible Preferred Stock,” with a par value of $100 per share (the “Convertible Preferred Stock”), and the number of shares so authorized and designated shall be 1,616,000.
2.     Ranking. Each share of the Convertible Preferred Stock shall be identical in all respects to every other share of the Convertible Preferred Stock, and shall rank (i) with respect to rights upon liquidation, dissolution or winding-up of the affairs of the Corporation, (A) senior to all classes of the Common Stock and (B) senior to each other class of the Corporation’s capital stock and any other class or series of Preferred Stock established after the Issuance Date (all such shares, collectively, the “Junior Securities”), except for any capital stock or class or series of Preferred Stock designated as Senior Securities or Parity Securities pursuant to Section 10(b) below (in which case, such Senior Securities or Parity Securities shall rank as so designated) and (ii) with respect to dividend and distribution rights, (A) pari passu to all classes of the Common Stock and (B) senior to the Junior Securities, except for any capital stock or class or series of Preferred Stock designated as Senior Securities or Parity Securities pursuant to Section 10(b) below (in which case, such Senior Securities or Parity Securities shall rank as so designated). Notwithstanding the seniority of the Convertible Preferred Stock as described in this Section 2, the entitlement of a Convertible Preferred Stock holder to participate in any dividend or distribution from the Corporation, including but not limited to, with respect to a Bankruptcy or Liquidation Conversion, shall be to participate with the Common Stock on an as-converted basis as further set forth herein, and in no event shall the right of the Convertible Preferred Stock to so participate be limited or restricted, other than as expressly set forth herein.

3.    Dividends and Distributions.
(a)     Participation with Common Stock. If and to the extent the Corporation intends to pay any dividend or make a distribution on shares of Common Stock, whether in the form of cash, securities, debt, assets, options, warrants or other rights, but excluding any dividend or distribution payable in shares of Common Stock (which shall result in an adjustment to the Conversion Price as described in Section 5(e)(ii) below), then any such dividend or distribution shall be payable to the holders of shares of Common Stock and Convertible Preferred Stock on a pari passu, pro rata basis (treating each holder of shares of Convertible Preferred Stock as being the holder of the number of shares of Common Stock into which such holder’s shares of Convertible Preferred Stock would be converted if such shares were converted pursuant to the provisions of Section 5(a) hereof as of the record date for payment of such dividend or distribution). The record date for payment of any dividend or distribution to holders of Convertible Preferred Stock will be the same date as the record date for payment of the dividend or distribution to holders of Common Stock, whether or not such date is a Business Day. The payment date of any dividend or distribution to holders of Convertible Preferred Stock will be the same date on which payment of such dividend or distribution is made to holders of Common Stock (each such date, a “Dividend Payment Date”).
(b)     Conversion Prior to or Following a Record Date. If the Conversion Date for any shares of Convertible Preferred Stock is prior to the close of business on the record date for a dividend as provided in paragraph (a) above, the holder of such shares shall not be entitled to any dividend in respect of such record date as a holder of shares of Convertible Preferred Stock (but such holder will be entitled, to the extent it is a holder of shares of Common Stock, to any applicable dividend payable with respect to shares of Common Stock held by it (including any such shares received or to be received as a result of any conversion with respect to a Conversion Date occurring prior to such record date)). If the Conversion Date for any shares of Convertible Preferred Stock is after the close of business on the record date for a dividend as provided in paragraph (a) above but prior to the corresponding Dividend Payment Date, as applicable, the holder of such shares of Convertible Preferred Stock as of the applicable record date shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the applicable Dividend Payment Date, as applicable.
4.    Transfer. If any shares of Convertible Preferred Stock shall constitute “restricted securities,” as that term is defined in Rule 144 (or any successor rule) promulgated pursuant to the Securities Act, such shares shall be Transferred only pursuant to a registration statement filed with the SEC in accordance with the Securities Act and applicable state securities laws, or an exemption from the requirements of such registration.
5.     Conversion Rights.
(a)     Conversion Privilege. Following the Six-Month Anniversary Date, a holder shall have the right (the “Conversion Right”), at its option and at any time, and from time to time, to convert each share of Convertible Preferred Stock that it holds into Common Stock. Upon exercise of the Conversion Right as provided in this Section 5 (an “Optional Conversion”), the Corporation shall deliver to the holder the number of shares of Common Stock equal to the quotient obtained by dividing (x) the Liquidation Preference by (y) the Conversion Price in effect on the Conversion Date. Immediately following such conversion, the right of the holder, as a holder of the converted Convertible Preferred Stock, shall, except as set forth in Section 3(b) above, cease, and such holder, or the Person or Persons designated by it as provided in Section 5(b), shall be treated for all purposes as having become the owner(s) of such Common Stock with respect to the shares of Convertible Preferred Stock that have been converted.
(b) Manner of Conversion. To convert shares of Convertible Preferred Stock pursuant to this Section 5, a holder must notify the Corporation at the Corporation’s headquarters in Akron, Ohio or at such other office as the Corporation designates that it elects to convert Convertible Preferred Stock and the number of shares it wishes to convert (a “Conversion Notice”), which Conversion Notice shall be irrevocable and shall also state in writing the name or names in which the holder wishes any certificate or certificates for shares of Common Stock to be issued or otherwise to be recorded on the Common Stock Register. No later than two Business Days after delivering a Conversion Notice, a holder converting Convertible Preferred Stock shall, (A) if the Convertible Preferred Stock is represented by a certificate or certificates, surrender the certificate or certificates evidencing the shares of Convertible Preferred Stock to be converted, duly endorsed in a form satisfactory to the Corporation, at the office of the Corporation or Transfer Agent for the Convertible Preferred Stock and (B) pay any transfer or similar tax required by Section 5(d) below to be paid by the holder, if any. The Business Day immediately prior to the date on which the holder delivers the Conversion Notice is the “Conversion Date.”
As soon as practical, and in any event within five Business Days following the applicable Conversion Date, (x) if the Common Stock is then represented by certificates, the Corporation shall deliver a certificate for the number of full shares of Common Stock issuable upon the conversion, and otherwise the Corporation shall record such shares on the Common Stock Register, and (y) if the Convertible Preferred Stock is then represented by certificates and the Corporation so elects, the Corporation shall deliver a new certificate representing the unconverted portion, if any, of the shares of Convertible Preferred Stock represented by the certificate or certificates surrendered for conversion, and otherwise the Corporation shall record such shares on the Preferred Stock Register. The Person in whose name the Common Stock certificate is registered, or the Person in whose name the shares of Common Stock are recorded on the Common Stock Register, shall be treated as the stockholder of record on and after the Conversion Date. If a holder of Convertible Preferred Stock converts more than one share at a time, the number of full shares of Common Stock issuable upon conversion shall be based on the total Liquidation Preferences of all shares of Convertible Preferred Stock converted by such holder at such time.
(c)     Fractional Shares. The Corporation shall not issue any fractional shares of Common Stock upon conversion of Convertible Preferred Stock. Instead the Corporation shall pay a cash adjustment to the holder of Convertible Preferred Stock being converted based upon the Market Price on the Conversion Date.
(d)     Reservation of Shares. The Corporation shall reserve (and shall keep available and free from preemptive rights) and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury a sufficient number of shares of Common Stock to permit the conversion of the Convertible Preferred Stock in full. All shares of Common Stock that may be issued upon conversion of Convertible Preferred Stock shall be fully paid and non-assessable.  All shares of Common Stock that are issued upon the conversion of Convertible Preferred Stock shall, upon issuance, be validly issued, not subject to any preemptive rights, and, be free from all taxes, liens, security interests, charges, and other encumbrances with respect to the issuance thereof (collectively, “Encumbrances”), other than taxes in respect of any transfer occurring contemporaneously with such issue and Encumbrances created by the holder.
(e)     Specific Adjustments. The Conversion Price shall be subject to adjustment as provided in this Section 5(e).
(i)     Subdivisions and Combinations. In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock or combined into a lesser number of shares of Common Stock, then the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision or combination becomes effective shall be adjusted to equal the product of the Conversion Price in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination. Such adjustment shall become effective retroactively to the close of business on the day upon which such subdivision or combination becomes effective.
(ii)    Dividends or Distributions Payable in Common Stock. In case the Corporation shall pay or make a dividend or other distribution on Common Stock payable in shares of Common Stock, the Corporation shall give prompt notice to the holders of the Convertible Preferred Stock of such dividend or distribution, and the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares outstanding at the close of business on the date fixed for such determination and the total number of shares constituting such dividend or other distribution, such reduction to become effective retroactively to a date immediately following the close of business on the record date for the determination of the holders entitled to such dividends and distributions. For the purposes of this Section 5(e)(ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.
(iii) Issuances of Common Stock Below Conversion Price. If, prior to the Eighteen-Month Anniversary Date, the Corporation shall issue or sell Common Stock or Common Stock Equivalents at a price per share less than the Conversion Price in effect on the Issuance Date, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of such price per share shall be reduced by multiplying such Conversion Price by a fraction (x) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription, purchase or acquisition would purchase at the Conversion Price (or, in the case of Common Stock Equivalents, the number of shares of Common Stock which the aggregate consideration received by the Corporation upon the issuance of such Common Stock Equivalents and receivable by the Corporation upon the conversion, exchange or exercise of such Common Stock Equivalents would purchase at the Conversion Price) and (y) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription, purchase or acquisition (or, in the case of Common Stock Equivalents, the maximum number of shares of Common Stock into which such Common Stock Equivalents initially may convert, exchange or be exercised).
Any such change in the Conversion Price shall become effective immediately on the issuance or sale of such Common Stock or Common Stock Equivalents. However, upon the expiration of any Common Stock Equivalent to purchase Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 5(e)(iii), if any such Common Stock Equivalent shall expire and shall not have been exercised, the Conversion Price shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be adjusted to the price it would have been (but reflecting any other adjustments to the Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such Common Stock Equivalents) had the adjustment of the Conversion Price made upon the issuance of such Common Stock Equivalents been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such Common Stock Equivalents. No further adjustment shall be made upon exercise of any Common Stock Equivalent if any adjustment shall be made upon the issuance of such security. For the purposes of this Section 5(e)(iii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not issue any Common Stock Equivalents in respect of shares of Common Stock held in the treasury of the Corporation. In case at any time any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any shares of Common Stock or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the Fair Market Value of such consideration, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith. This Section 5(e)(iii) shall not apply to issuances of Common Stock or Common Stock Equivalents (i) to employees, directors and consultants of the Corporation, solely in their capacity as such, pursuant to any bona fide stock or option plan authorized by the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, provided that in any event, the aggregate amount of shares of (x) Common Stock (which, for the avoidance of doubt, shall not include Common Stock issued as contemplated in the following clause (y)) and (y) Common Stock issuable upon conversion, vesting, exercise and/or settlement (or any similar event) of Common Stock Equivalents, in each case issued pursuant to all such plans, shall not exceed 2.0% of the shares of fully diluted Common Stock outstanding at the time of any such issuance or (ii) pursuant to any bona fide dividend reinvestment plan or share purchase plan or similar plans of the Corporation.
(f)     Par Value. No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock.
(g)     Notices.
(i)    If: (A) the Corporation takes any action which requires an adjustment in the Conversion Price pursuant to this Section 5; or (B) the Corporation undergoes a Fundamental Change, the Corporation shall notify holders of the Convertible Preferred Stock of the proposed record or effective date, as the case may be, at least ten days before such date; provided, however, that the failure to provide such notice or any defect in it shall not affect the validity of any transaction referred to in clause (A) or (B) of this Section 5(g).
(ii)    Whenever the Conversion Price shall be adjusted, the Corporation shall file with the Transfer Agent for the Convertible Preferred Stock, if other than the Corporation, a certificate from the Corporation, duly signed by an authorized officer of the Corporation, briefly stating the facts requiring the adjustment and the manner of computing it, and provide notice to the holders of Convertible Preferred Stock as provided herein.
(iii) Notwithstanding the other provisions of this Section 5(g), no adjustment shall be made to the Conversion Price unless such adjustment would require a change of at least 1% in the Conversion Price then in effect. The Corporation shall carry forward any adjustments that are less than 1% of the Conversion Price and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, upon an Optional Conversion, a Mandatory Conversion or a Conversion at the Corporation’s Option.
(h)     Deferral; Failure to Issue or Rescission. In any case in which this Section 5 shall require that an adjustment as a result of any event that becomes effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event the issuance to the holder of any shares of Convertible Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment; provided, however, that if such event shall not have occurred and authorization of such event shall be rescinded by the Corporation (including a decision by the Corporation not to issue Common Stock or pay dividends, make distributions, or take other actions contemplated by Section 5(e)), the Conversion Price shall be recomputed immediately upon such rescission to the price that would have been in effect had such event not been authorized with respect to all holders of Convertible Preferred Stock, provided that such rescission or decision is permitted by and effective under applicable laws.

(i) Third-Party Conversion Right. Notwithstanding any temporal limitations on the rights of a holder of Convertible Preferred Stock to exercise its Conversion Right set out in Section 5(a) above, if any holder of Convertible Preferred Stock pledges or otherwise grants a security interest in any of its shares of the Convertible Preferred Stock in connection with such holder’s financing activities (such shares, the “Pledged Convertible Preferred Shares”) to any creditor, lender or other Person performing similar functions in the ordinary course of such creditor’s, lender’s or other Person’s business to which such pledge or other grant of a security interest is made (any of the foregoing, a “Creditor”) and such Creditor has foreclosed on or acquired the beneficial ownership of the Pledged Convertible Preferred Shares by other similar remedy, then such Pledged Convertible Preferred Shares shall become immediately and at all times thereafter convertible into Common Stock, at the election of such Creditor, at the then-applicable Conversion Price.
6.    Mandatory Conversion.
(a)     Mandatory Conversion on the Eighteen-Month Anniversary Date. Subject to the limitations set forth in Section 9, each share of Convertible Preferred Stock, unless previously converted pursuant to Section 5, this Section 6 or a Conversion at the Corporation’s Option, shall automatically convert (an “Eighteen-Month Conversion”) into a number of shares of Common Stock equal to the quotient obtained by dividing (x) the Liquidation Preference by (y) the Conversion Price as of the Business Day immediately prior to the Eighteen-Month Anniversary Date.
(b) Mandatory Conversion on the Two-Year Anniversary Date. Each share of Convertible Preferred Stock, unless previously converted pursuant to Section 5, this Section 6 or a Conversion at the Corporation’s Option, shall automatically convert (a “Two-Year Conversion”) into a number of shares of Common Stock equal to the quotient obtained by dividing (x) the Liquidation Preference by (y) the Conversion Price as of the Business Day immediately prior to the Two-Year Anniversary Date.
(c) Mandatory Conversion upon Bankruptcy or Liquidation. Each share of Convertible Preferred Stock, unless previously converted pursuant to Section 5, this Section 6 or a Conversion at the Corporation’s Option, shall automatically convert (a “Bankruptcy or Liquidation Conversion” and, together with an Eighteen-Month Conversion and a Two-Year Conversion, a “Mandatory Conversion”) into a number of shares of Common Stock equal to the quotient obtained by dividing (x) the Liquidation Preference by (y) the Conversion Price as of the Business Day immediately prior to the date of any of the following (each a “Bankruptcy or Liquidation Triggering Event”): (i) the commencement of a voluntary or involuntary case (unless such involuntary case is dismissed prior to the Business Day that is 60 days after its commencement) with respect to the Corporation or any subsidiary holding all or substantially all of the Corporation’s assets (on a consolidated basis) pursuant to or within the meaning of Title 11 of the United States Code, (ii) the appointment of a custodian for all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, (iii) a general assignment by the Corporation for the benefit of its creditors and (iv) any other liquidation, dissolution or winding-up of the entirety of the affairs of the Corporation. In no event will the commencement of a voluntary or involuntary case with respect to FirstEnergy Solutions Corp., and/or any of its subsidiaries, and/or FirstEnergy Nuclear Operating Company pursuant to or within the meaning of Title 11 of the United States Code constitute a Bankruptcy or Liquidation Triggering Event. Neither the sale (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets or business of the Corporation (other than in connection with the liquidation, winding-up or dissolution of the Corporation), nor the merger or consolidation of the Corporation into or with any other Person, shall constitute a Bankruptcy or Liquidation Triggering Event.
Any Bankruptcy or Liquidation Conversion shall be deemed to have occurred as of the Business Day after the date of any Bankruptcy or Liquidation Triggering Event, irrespective of the date of the issuance of Common Stock in connection with such Bankruptcy or Liquidation Conversion other than in the case of the commencement of an involuntary case as described in the preceding paragraph, in which case, it will be 60 days after the date of the Bankruptcy or Liquidation Triggering Event.
(d)    Issuance of Shares Following Mandatory Conversion. The shares of Common Stock issuable upon a Mandatory Conversion shall be issued on the third Business Day following the Eighteen-Month Anniversary Date, the Two-Year Anniversary Date or the Bankruptcy or Liquidation Triggering Event, as applicable, to the holder of the respective shares of Convertible Preferred Stock on the Eighteen-Month Anniversary Date, the Two-Year Anniversary Date or the Bankruptcy or Liquidation Triggering Event, as applicable, and the Corporation shall issue certificates representing the shares of Common Stock issuable upon such Mandatory Conversion, if the Common Stock is then represented by certificates, or, if the Common Stock is not then represented by certificates, the Corporation shall record the issuance of such Common Stock on the Common Stock Register, in the name of the respective holders of the Convertible Preferred Stock on the date of such Mandatory Conversion.
7.     Conversion at the Corporation’s Option.
(a) Corporation’s Option to Cause Conversion. If at any time following the Issuance Date there shall be outstanding fewer than 323,200 shares of Convertible Preferred Stock, the Corporation shall have the right, but not the obligation, as of a subsequent date selected by the Corporation, to cause the conversion of all, but not less than all, of such outstanding shares of Convertible Preferred Stock at the Conversion Price (“Conversion at the Corporation’s Option”). In the event of any Conversion pursuant to this Section 7(a), the Corporation shall provide written notice to the holders of the Convertible Preferred Stock of the Conversion at least ten days prior to such Conversion at the Corporation’s Option.
(b)    Issuance of Shares following Exercise of Corporation’s Option to Cause Conversion. The shares of Common Stock issuable upon a Conversion at the Corporation’s Option shall be issued on the third Business Day following the date of such Conversion at the Corporation’s Option to the holder of the respective shares of Convertible Preferred Stock on the date of such Conversion at the Corporation’s Option, and the Corporation shall issue certificates representing the shares of Common Stock issuable upon such Conversion at the Corporation’s Option, if the Common Stock is then represented by certificates, or, if the Common Stock is not then represented by certificates, the Corporation shall record the issuance of such Common Stock on the Common Stock Register, in the name of the respective holders of the Convertible Preferred Stock on the date of such Conversion at the Corporation’s Option.

8.     Fundamental Change. The Corporation shall provide written notice to holders of the Convertible Preferred Stock no less than five Business Days prior to the Corporation undertaking a Fundamental Change, which notice shall provide each such holder the right, upon return instruction to the Corporation (which instruction shall be delivered no later than the third Business Day after a holder is initially notified of a Fundamental Change by the Corporation), to elect to:
(i) exercise its optional Conversion Rights pursuant to Section 5 hereof prior to the effective time of such Fundamental Change and participate therein on an as-converted basis; or
(ii) provided that the Fundamental Change occurs prior to the Eighteen-Month Anniversary Date, either (A) require the Corporation or any other successor entity to such Fundamental Change to assume and acknowledge the rights and preferences of the Convertible Preferred Stock, in the case of the Corporation, as embodied in this Preferred Stock Designation, and in the case of another successor entity, as embodied in a security with such terms, conditions, rights and privileges as determined by the board of directors (or similar governing body) of such successor entity, acting in good faith, to be as near as possible equivalent to those of the Convertible Preferred Stock and as shall be delivered to each of such holders so electing, or (B) cause the Corporation or its successor to set aside, in a segregated account to be held in trust for the benefit of the holders of the Convertible Preferred Stock so electing, an amount (in cash, securities, or other value, and in each case in the same form as provided to holders of Common Stock in connection with such Fundamental Change) of the consideration that such holders would have received had they elected to exercise their conversion right under Section 8(i) above. The holders of Convertible Preferred Stock so electing pursuant to clause (B) above shall be entitled to receive their pro-rata portion of such consideration at any time following the Fundamental Change, provided that, on the Two-Year Anniversary Date, the Corporation (or its successor) shall distribute all consideration then remaining pro rata to the holders entitled thereto.
9.     Limitations on Common Stock Issuable Upon Conversion.
(a) Conversion Limitation. Notwithstanding anything herein to the contrary, no conversion of a share of Convertible Preferred Stock pursuant to Section 5, Section 6(a) or Section 7 hereof shall be permitted if such conversion would result in a converting holder, together with its affiliates whose holdings would be aggregated with such holder for purposes of Section 13(d) under the Securities Exchange Act of 1934, beneficially owning (as defined under Rule 13d-3 under the Securities Exchange Act of 1934, or any successor provision) more than 4.90% of the issued and outstanding Common Stock. Any attempted conversion in violation of this Section 9 shall be void ab initio and of no force and effect.
(b) Common Stock Conversion Limitation. In no event shall the Corporation issue more than 58,964,222 shares of Common Stock in the aggregate (the “Share Cap”) upon conversion of Convertible Preferred Stock. The Share Cap shall be subject to equitable adjustment in a manner not adverse to the holders of Convertible Preferred Stock if and whenever there shall occur a stock split, combination, reclassification or other similar event involving the Common Stock. From and after the time at which the aggregate number of shares of Common Stock issued upon conversion of the Convertible Preferred Stock equals the Share Cap, each holder electing to convert or subject to Mandatory Conversion of Convertible Preferred Stock shall be entitled to receive from the Corporation a cash payment (a “Make-Whole Payment”) equal to the product of (x) the Current Market Price of the Common Stock on the applicable Conversion Date times (y) the number of shares of Common Stock that such holder would have been entitled to receive had such Convertible Preferred Stock been converted. To the extent that multiple holders of Convertible Preferred Stock elect or are subject to conversion on the same Conversion Date in respect of which a Make-Whole Payment may be required hereunder, any allocation between Make-Whole Payments and Common Stock issuable upon conversion shall be made ratably among such holders. The Corporation shall (A) pay any Make-Whole Payment owing to a holder of Convertible Preferred Stock on the same day it delivers or would otherwise be required to deliver Common Stock to such holder in connection with the related conversion and (B) in the event that the Corporation has issued a number of shares of Common Stock upon conversion of the Convertible Preferred Stock equal to the Share Cap (the date such Share Cap is reached, the “Share Cap Date”), promptly thereafter give all holders of Convertible Preferred Stock of record as of the Share Cap Date written notice that the Corporation has issued, upon conversion of Convertible Preferred Stock, an amount of Common Stock that is equal to the Share Cap.
10.    Voting Rights.
(a)     General. The holders of Convertible Preferred Stock shall have no voting rights, except as set forth below or as otherwise required by applicable law.
(b)     Class Voting. So long as any shares of Convertible Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly, by amendment or merger or otherwise, do any of the following without (in addition to any other vote required by law or the Amended Articles of Incorporation) the affirmative vote or consent of the Requisite Holders voting as a separate class, given in person or by proxy, either in writing by consent or by resolution adopted at an annual or special meeting and any act or transaction entered into without such vote or consent shall be void ab initio and of no force and effect:
(i)     authorize or create any class or series of Senior Securities or Parity Securities or any obligation or security convertible or exchangeable into or evidencing the right to purchase, shares of any class or series of Parity Securities or Senior Securities;
(ii) reclassify, alter or amend any authorized Parity Securities, Senior Securities or Junior Securities, if such reclassification, alteration or amendment would render such other security on a parity with or senior to (or, in the case of Parity Securities or Senior Securities, pari passu with or senior in additional respects to) the Convertible Preferred Stock;
(iii) (A) issue any shares of Convertible Preferred Stock other than the Convertible Preferred Stock issued on the Issuance Date (including any such additional shares of Convertible Preferred Stock that the Corporation is obligated to reallocate in connection with the transactions occurring on the Issuance Date) or (B) amend or alter the Amended Articles of Incorporation or this Amendment to increase the authorized amount of Convertible Preferred Stock; or

(iv) issue any securities convertible into or exchangeable for Common Stock other than (A) to employees, directors and consultants of the Corporation, solely in their capacity as such, pursuant to any bona fide stock or option plan authorized by the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose or (B) pursuant to any bona fide dividend reinvestment plan or share purchase plan or similar plans of the Corporation.
11. Amendment. So long as any shares of Convertible Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly, by amendment or merger, or otherwise, amend the terms of the Convertible Preferred Stock in any manner that would adversely alter or change the powers, preferences or special rights of the Convertible Preferred Stock without (in addition to any other vote required by law or the Amended Articles of Incorporation) the affirmative vote or consent of the Requisite Holders, given in person or by proxy, either in writing by consent or by resolution adopted at an annual or special meeting of stockholders; provided that any amendment that adversely alters or changes the rights of a holder of Convertible Preferred Stock (i) to participate in dividends and other distributions, (ii) to convert its Convertible Preferred Stock pursuant to the terms hereof, (iii) to Transfer its Convertible Preferred Stock or the Common Stock receivable therefor, or (iv) under this proviso, shall require the affirmative vote or consent of holders holding in aggregate at least 90% of the then outstanding Convertible Preferred Stock. Any amendment to the terms of the Convertible Preferred Stock, including, but not limited to, any amendment to this Amendment or the Amended Articles of Incorporation, entered into without such vote or consent shall be void ab initio and of no force and effect. Notwithstanding the foregoing, this Section 11 shall not require the affirmative consent of the Requisite Holders in connection with the issuance of securities pursuant to clause (ii)(A) of Section 8.
12.     Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Convertible Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Amendment (as such Amendment may be amended from time to time) and in the Amended Articles of Incorporation (as amended). The shares of Convertible Preferred Stock shall have no preemptive or subscription rights.
13.    Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
14.    Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Amendment (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Amendment (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect and no voting powers, preferences and relative, participating, optional or other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.
15.     Re-issuance of Convertible Preferred Stock. Shares of Convertible Preferred Stock that have been issued and reacquired by the Corporation in any manner, including shares purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Ohio) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation, provided that any issuance of such shares as Convertible Preferred Stock must be in compliance with the terms hereof (including but not limited to Section 10(b)(iii) hereof).
16.     Mutilated or Missing Convertible Preferred Stock Certificates. If physical certificates are issued for the Convertible Preferred Stock and if any of such Convertible Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, at the holder’s expense, in exchange and in substitution for and upon cancellation of the mutilated Convertible Preferred Stock certificate, or in lieu of and substitution for the Convertible Preferred Stock certificate lost, stolen or destroyed, a new Convertible Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Preferred Stock certificate and indemnity and/or a bond, if requested, satisfactory to the Corporation and the Transfer Agent (if other than the Corporation).
17.    Transfer Agent, Conversion Agent, Registrar and Paying Agent. The Transfer Agent, conversion agent, registrar and paying agent for the Convertible Preferred Stock shall initially be American Stock Transfer & Trust Company, LLC, the Corporation’s duly appointed transfer agent for the Convertible Preferred Stock. The Corporation may appoint a successor to any one or more of such roles (and may remove any such successor in accordance with any agreement with such successor and appoint a new successor). Upon any such removal or appointment, the Corporation shall provide notice to the holders of the Convertible Preferred Stock thereof. To the fullest extent permitted by applicable law, the Corporation and its duly appointed Transfer Agent may deem and treat the holder of any shares of Convertible Preferred Stock as the true and lawful owner thereof for all purposes.
18.     Taxes. Except as otherwise agreed by the Corporation, all payments and distributions (or deemed distributions) on the shares of Convertible Preferred Stock (and any shares of Common Stock issued upon conversion thereof) shall be subject to withholding and backup withholding of tax to the extent required by law, and such amounts withheld, if any, shall be treated as received by the holders of Convertible Preferred Stock. The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Convertible Preferred Stock or shares of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock or other securities in a name other than that in which the shares of Convertible Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, and the Corporation shall not be required to make any such issuance or delivery unless and until the Person otherwise entitled to such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.
19.     Notices. Except as otherwise set forth herein, all notices to be provided by the Corporation to holders of Convertible Preferred Stock hereunder shall be delivered by a notice sent to holders of Convertible Preferred Stock by first class mail, postage prepaid, or by electronic mail or facsimile, or by such other manner as may be permitted in this Amendment, or the Amended Articles of Incorporation or the Corporation’s Amended Code of Regulations. Except as otherwise set forth herein, all notices to be provided by the holders of Convertible Preferred Stock to the Corporation hereunder shall be delivered by a notice sent to the Secretary of the Corporation by first class mail, postage prepaid, or by electronic mail or facsimile, or by such other manner as may be permitted in this Amendment, or the Amended Articles of Incorporation or the Corporation’s Amended Code of Regulations.
20.    Adjustment to Liquidation Preference. The Liquidation Preference shall be subject to equitable adjustment in a manner not adverse to the holders of Convertible Preferred Stock if and whenever there shall occur a stock split, combination, reclassification or other similar event involving the Convertible Preferred Stock (including any reclassification of or other similar event involving the Common Stock, to the extent such event does not result in an adjustment to the Conversion Price in accordance with Section 5). Such adjustments shall be determined in good faith by the Board of Directors (or an authorized committee thereof) of the Corporation and submitted by the Board of Directors (or such authorized committee thereof) to the Transfer Agent.
21. Rounding and Definitive Calculations. All calculations (including interim calculations) hereunder shall be made to the nearest 1/1,000th of a cent or to the nearest 1/1,000th of a share, as the case may be. The Corporation shall make all calculations hereunder in good faith and, absent manifest error, its calculations shall be final and binding on holders of Convertible Preferred Stock.
22. No Impairment. The Corporation shall not, by amendment of this Amendment, the Amended Articles of Incorporation or any other organizational document of the Corporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Amendment by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Amendment and in the taking of all such action as may be necessary or appropriate in order to protect the rights, preferences and privileges of the holders of Convertible Preferred Stock against impairment.
23.    Certain Definitions. As used in this Amendment, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Common Stock” means the common stock, par value $0.10 per share, of the Corporation.
“Common Stock Equivalent” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of Common Stock (other than the Convertible Preferred Stock and such instruments issued pursuant to a dividend reinvestment plan or share purchase plan or similar plans), including, without limitation, any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.
“Common Stock Register” means a register maintained by the Corporation, the Transfer Agent or other agent of the Corporation for the purpose of recording the holders of record of shares of Common Stock.
“Conversion Price” means $27.42, subject to adjustment from time to time pursuant to the terms hereof.
“Current Market Price” means, on any day, the average of the Daily VWAP for the 20 consecutive Trading Days ending on the Trading Day immediately prior to the day in question.
“Daily VWAP” means the consolidated volume-weighted average price per share of Common Stock as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such Common Stock (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the Market Price of one share of such Common Stock on such Trading Day). The “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
“Eighteen-Month Anniversary Date” means the date that is eighteen months after the Issuance Date.
“Fair Market Value” means fair market value as determined by a nationally recognized investment banking firm, financial advisor or other appraiser selected in good faith by the Board of Directors; provided that the Fair Market Value of any cash dividend or distribution shall be the amount of such cash dividend or distribution.
“Fundamental Change” means a transaction in which the Corporation consolidates with, or merges with or into, or enters into any other business combination with, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its and its subsidiaries’ assets to any Person, or any Person consolidates or combines with, or merges with or into, the Corporation, in which such consolidation, combination, or merger the outstanding voting capital stock of the Corporation is converted into or exchanged for cash, securities or other property.

“Issuance Date” means January 22, 2018.
“Liquidation Preference” means $1,000.00 per share of Convertible Preferred Stock.
“Market Price” means, with respect to the Common Stock or any other security, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the Common Stock or of such security, as applicable, on the New York Stock Exchange on such day. If the Common Stock or such security, as applicable, is not listed on the New York Stock Exchange as of any date of determination, the Market Price of the Common Stock or such security, as applicable, on such date of determination means the closing sale price on such date as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such security, as applicable, is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on such date on the principal U.S. national or regional securities exchange on which the Common Stock or such security, as applicable, is so listed or quoted, or if the Common Stock or such security, as applicable, is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price on such date for the Common Stock or such security, as applicable, in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization, or, if that bid price is not available, the Market Price of the Common Stock or such security, as applicable, on that date shall mean the Fair Market Value per share as of such date of the Common Stock or such security.
“Parity Securities” means equity securities of the Corporation ranking on a parity with Convertible Preferred Stock with respect to dividends and distributions or on the liquidation, dissolution or winding-up of the affairs of the Corporation, excluding the Common Stock.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, governmental authority or other entity of any kind.
“Preferred Stock Register” means a register maintained by the Corporation, the Transfer Agent or other agent of the Corporation for the purpose of recording the holders of record of shares of Convertible Preferred Stock.
“Requisite Holders” means, at any time, the holders of shares of Convertible Preferred Stock representing at least a majority of the outstanding shares of Convertible Preferred Stock at such time; provided, however, that with respect to Section 11 it means the holders of shares of Convertible Preferred Stock representing at least 66 2/3% of the outstanding shares of Convertible Preferred Stock.
“Six-Month Anniversary Date” means the date that is six months from the Issuance Date.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.

“Senior Securities” means equity securities of the Corporation ranking senior to the Convertible Preferred Stock with respect to dividends or distributions and the liquidation, dissolution or winding-up of the affairs of the Corporation.
“Trading Day” means any day on which trading in listed securities occurs on the principal U.S. national securities exchange on which the Common Stock is then listed or, if the Common Stock is not so listed, any day on which trading in listed securities occurs on the New York Stock Exchange.
“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, gift, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, give, or otherwise dispose of. Notwithstanding the foregoing, each of the following shall be deemed not to be a “Transfer”: (i) any transfer, sale, pledge, hypothecation, gift or other disposition to an affiliate, (ii) any pledge of or other grant of a security interest in Pledged Convertible Preferred Shares to a Creditor or (iii) the foreclosure by a Creditor on or the acquisition of the beneficial ownership by other similar remedy of such Pledged Convertible Preferred Shares.
“Transfer Agent” shall be American Stock Transfer & Trust Company, LLC, the Corporation’s duly appointed transfer agent for the Convertible Preferred Stock, unless and until a successor is selected by the Corporation as provided herein.
“Two-Year Anniversary Date” means the date that is two years from the Issuance Date.

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